Household Finance Corporation
Household Automotive Trust V (2000-2)

Original Principal Class A
Class A-1	143,000,000
Class A-2	157,000,000
Class A-3	172,000,000
Class A-4	183,211,000
Number of Class A Bonds (000's)
Class A-1	143,000
Class A-2	157,000
Class A-3	172,000
Class A-4	183,211

Distribution Date		2000 Totals
Days

CLASS A
Class A-1 Principal Distribution		94,264,467.61
Class A-1 Interest Distribution		3,505,957.05

Class A-2 Principal Distribution		0.00
Class A-2 Interest Distribution		5,534,075.55

Class A-3 Principal Distribution		0.00
Class A-3 Interest Distribution		6,172,124.45

Class A-4 Principal Distribution		0.00
Class A-4 Interest Distribution		6,655,037.79